Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer Phone (610) 321-6225 William C. Roberts Director, Corporate Communications Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Third Quarter and Nine-Months 2006

Financial Results

- Quarter Marked by Record Revenue Growth and Strong Clinical Momentum -

Exton, PA, November 2, 2006 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter and nine-months ended September 30, 2006.

Highlights during the third quarter include:

Vancocin®:

•	Net sales of Vancocin grew to a record $55.1 million;

•	Record prescriptions for Vancocin grew 19.5 percent over third quarter of 2005, as estimated by IMS;

•	Fully transitioned all Vancocin manufacturing to OSG Norwich, ViroPharma’s third party manufacturer for this product;

•	Realized over 90 percent gross product margin rate;

Clinical Pipeline:

•	Initiated Phase 3 evaluation of maribavir for the prevention of cytomegalovirus disease in stem cell transplant patients;

•	Announced positive results from Phase 1b combination study of HCV-796 and pegylated interferon;

•	Began preparations for Phase 2 evaluation of HCV-796, and an additional Phase 3 study of maribavir in solid organ transplant patients;

Financial:

•	Cash, cash equivalents and short term investments grew $48 million to $224 million;

•	Working capital grew to $242 million;

•	Received $10 million from Wyeth for achievement of “proof of concept” milestone with HCV-796.

Net sales of Vancocin were $55.1 million for the third quarter of 2006 and $128.2 million for the first nine months of 2006, as compared to $35.7 million and $85.5 million in the respective 2005 periods.

Operating income in the third quarter and nine-months ended September 30, 2006 was $34.5 million and $73.7 million, respectively, compared to $23.9 million and $60.0 million in the third quarter and nine-months of 2005, respectively. The increases in net income relate primarily to increased net sales and increased gross margin rates, partly offset by increased costs to support Vancocin and the CMV and HCV development programs, and share-based compensation expense, which was $1.6 million and $3.7 million for the three and nine months ended September 30, 2006, respectively, as well as costs associated with the opposition to the OGD’s change in approach. Additionally, the nine months of 2005 included $6.0 million license fee revenue.

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“The third quarter of 2006 was one of continued revenue growth, as well as significant advancement of ViroPharma’s pipeline products,” commented Michel de Rosen, ViroPharma’s chief executive officer. “Vancocin continues to serve patients with severe C. difficile as the most effective and proven treatment for a life threatening disease. Clinically, the third quarter was one of the most important in our history, as both HCV-796 and maribavir reached important milestones. ViroPharma is well positioned to achieve growth through continued execution on our commercial and clinical operations.”

The application of SFAS 123R, “Share-based Payments,” resulted in $1.6 million and $3.7 million of operating expense for the third quarter and nine-months ended September 30, 2006, excluding the impact of income taxes. For the third quarter and nine-months ended September 30, 2006, the impact is $0.02 and $0.05 per share, respectively, to basic and diluted earnings per share.

Net income in the third quarter and nine-months ended September 30, 2006 was $23.3 million and $48.7 million, respectively, compared to a net income of $18.7 million and $41.0 million for the same periods in 2005. Net income per share for the quarter ended September 30, 2006 was $0.34 per share, basic and $0.33 per share, diluted, compared to a net income of $0.33 per share, basic, and $0.31 per share, diluted, for the same period in 2005. Net income per share for the nine-months ended September 30, 2006 was $0.71 per share, basic, and $0.69 per share, diluted, compared to a net income of $1.05 per share, basic, and $0.77 per share, diluted, for the same period in 2005.

The primary drivers of the improved net income in the quarter were the effects of higher operating income discussed above, lower debt-related expenses and higher interest income, which were partly offset by increased income tax expense.

Operating Highlights

During the three and nine months ended September 30, 2006, net sales of Vancocin increased 54.5 percent and 49.8 percent respectively, compared to the same periods in 2005 primarily due to the impact of price increases. The Company believes, based upon data reported by IMS Health Incorporated, that prescriptions during the three and nine months ended September 30, 2006 exceeded prescriptions in the 2005 periods by 19.5 percent and 24.6 percent respectively.

The Company’s nine month comparative period is also impacted by a decrease in wholesalers’ inventory levels during the first four months of 2006, as compared to the 2005 period where wholesalers’ inventory levels increased. During the second quarter of 2006, the Company began receiving inventory data from two of their three largest wholesalers, which it does not independently verify. Based on these inventory data, wholesalers’ inventory levels increased in the third quarter of 2006, but not to a point that would lead the Company to believe wholesalers have excess channel inventory. However, the Company does believe that this increase in wholesalers’ inventory levels is likely to impact fourth quarter sales if wholesalers decrease inventory.

The gross product margin rate (net product sales less cost of sales as a percent of net product sales) for Vancocin increased in the third quarter of 2006 to 91.2 percent from 85.9 percent in the third quarter of 2005. This increase primarily results from the sale of units carrying a decreased inventory cost as they were manufactured by OSG Norwich.

The total costs and expenses associated with operating income were $20.8 million and $11.9 million, for the third quarter of 2006 and 2005, respectively, and $54.8 million and $32.0 million, for the nine-months of 2006 and 2005, respectively.

The Company recorded $13.9 million of income tax expense in the third quarter of 2006 and $29.9 million for the first nine months of 2006, which is based on a combined federal and state estimated annual effective tax rate of 38.1 percent in the nine month period ending September 30, 2006.

Working Capital Highlights

As of September 30, 2006, ViroPharma’s working capital was approximately $242 million, which represents a $76 million increase from December 31, 2005.

In August 2006, Wyeth and the Company announced that data indicated that HCV-796 has achieved a “proof of concept” milestone under the companies’ agreements. In connection with meeting the proof of concept milestone, the Company issued to Wyeth 981,836 shares of ViroPharma’s common stock for a purchase price of $10.0 million which represents the last of three stock purchases outlined in the companies’ agreements.

Looking ahead in 2006

ViroPharma is commenting upon previously announced guidance for the year 2006 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2006, ViroPharma expects the following:

•	Net product sales are expected to be $162 to $170 million, representing growth of 29 percent to 35 percent over 2005;

•	Operating income (without the SFAS 123R impact) is expected to grow 10 percent to 15 percent over 2005;

•	SFAS 123R impact to operating income in the range of $4.5 to $5.5 million is not reflected in operating income growth above. Operating income growth including the impact of SFAS 123R is expected to grow 4 percent to 10 percent over 2005.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected operating income growth rate has been presented including and excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that it is appropriate to present this supplemental information as, effective January 1, 2006, the Company adopted SFAS 123R, which requires companies to prospectively measure all employee share-based compensation awards using a fair value method and recognize compensation costs in its financial statements. Prior to fiscal year 2006, all financial results and guidance issued by the Company had not included the impact of expenses from such compensation. The Company believes that presenting its operating income growth rate in this release both with and without the impact of such expenses will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on November 2, 2006 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until November 17, 2006.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s financial guidance for 2006, including statements regarding ViroPharma’s belief that it is well positioned to achieve growth. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product, and difficulties encountered in qualifying a third party supply chain;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	regulatory action by the FDA and other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs;

•	the timing of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products; and

•	the utilization of tax carryforwards, which can be limited based upon future earnings or events.

These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations: (in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenue:
Net product sales	$55,105	$35,657	$128,163	$85,536
Milestone, license fee and other revenue	141	141	423	6,423

Revenue	55,246	35,798	128,586	91,959

Costs and Expenses:
Cost of sales	4,868	5,010	16,966	13,054
Research and development	7,957	2,525	16,078	7,685
Marketing, general and administrative	6,619	2,937	17,467	7,386
Intangible amortization and acquisition of technology rights	1,341	1,468	4,327	3,884

Total costs and expenses	20,785	11,940	54,838	32,009

Operating income	34,461	23,858	73,748	59,950

Change in fair value of derivative liability	—	—	—	(4,044)
Net gain (loss) on bond redemption	—	—	(1,127)	1,163
Interest income	2,512	417	6,669	942
Interest expense	179	(2,331)	(686)	(9,899)

Income before income tax expense	37,152	21,944	78,604	48,112
Income tax expense	13,874	3,292	29,935	7,105

Net income	$23,278	$18,652	$48,669	$41,007

Basic net income per share	$0.34	$0.33	$0.71	$1.05

Diluted net income per share	$0.33	$0.31	$0.69	$0.77

Shares used in computing net income per share amounts
Basic	69,119	57,015	68,756	39,020

Diluted	70,292	59,797	70,151	56,936

Consolidated Balance Sheets: (in thousands)	September 30, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$223,691	$233,413
Working capital	242,326	166,666
Total assets	409,212	435,525
Total stockholders’ equity	391,824	326,977